Exhibit 99.1

MoSys, Inc. Reports Fourth Quarter 2012 Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--February 1, 2013--MoSys, Inc., (NASDAQ:MOSY), a leader in semiconductor solutions that enable fast, intelligent data access for network and communications systems, today reported financial results for the fourth quarter and fiscal year ended December 31, 2012.

2012 and Recent Highlights

  Secured initial OEM design wins for the Bandwidth Engine® IC product family at multiple customers;
  Passed 3000 hours of high temperature operating life (HTOL) testing of the Bandwidth Engine IC with no failures; thus, exceeding carrier-grade QA&R requirements;
  Made significant progress toward new design wins with prospective customers in Japan, China and the U.S.;
  Established worldwide sales representation and distribution channels;
  Taped out second generation Bandwidth Engine IC;
  Announced support of GigaChip™ Interface by Renesas Electronics Corporation; and
  Ended the year with total cash and investments of approximately $41 million.

Management Commentary

“In 2012, MoSys made continued progress toward becoming a fabless semiconductor company. Specifically, we advanced the development of our Bandwidth Engine IC family, including passing 3000 hours of HTOL testing with no failures, securing multiple design wins and taping out our second generation device family,” commented Len Perham, MoSys’ President and Chief Executive Officer. “Our second generation Bandwidth Engine family will embody substantial performance improvements, a significantly expanded feature set and much faster I/O speeds, resulting in an expanded range of applications that can be served when compared with our first generation family. We are excited to have this new IC family in wafer fabrication and look forward to receiving first silicon for testing and characterization.”

Mr. Perham continued, “Activity in our sales funnel increased substantially during the year, and we have made significant progress towards declaring our first tier one design win. This brisk pace of sales activity for new design wins across all geographic regions has created a solid foundation of customer and partnership interest in Bandwidth Engine. Furthermore, our close collaboration with our initial design win partners has assisted these lead OEMs to advance toward achieving full system qualification and initial production releases, which we believe are scheduled for completion in the second half of 2013.

“During 2012, we also continued to reconfigure our resources and operations to align with our focus on IC sales. We believe these actions, along with our numerous operational accomplishments and increased design win activity, have set the stage for further product expansion and customer traction in 2013 and beyond.”

Fourth Quarter Results

Total net revenue for the fourth quarter of 2012 was $1.6 million, compared with $1.3 million reported in the third quarter of 2012 and $5.2 million in the fourth quarter of 2011.

Fourth quarter 2012 total revenue included licensing and other revenue of $0.2 million, consistent with the previous quarter and compared with $2.7 million for the fourth quarter of 2011. Fourth quarter 2012 royalty revenue was $1.4 million compared with $1.1 million in the previous quarter and $2.5 million for the fourth quarter of 2011.

Gross margin for the fourth quarter of 2012 was 97% compared with 96% in the third quarter of 2012 and 66% for the fourth quarter of 2011.

Total operating expenses on a GAAP basis for the fourth quarter of 2012 were $9.4 million compared with $7.3 million in the previous quarter and a net gain of $26.5 million for the fourth quarter of 2011. Fourth quarter 2012 operating expenses included $0.3 million of amortization of intangible assets and $0.8 million of stock-based compensation expense.

GAAP net loss for the fourth quarter of 2012 was $7.8 million, or ($0.19) per share, compared with a net loss of $6.1 million, or ($0.15) per share, in the previous quarter and net income of $29.8 million, or $0.75 per diluted share, for the fourth quarter of 2011. The non-GAAP net loss for the fourth quarter of 2012 was $6.7 million, or ($0.17) per share, which excluded amortization of intangible assets and stock-based compensation expense. Earnings per share for the fourth quarter of 2012 were computed using approximately 40.0 million shares on a GAAP and non-GAAP basis. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

As of December 31, 2012, cash and investments totaled $40.7 million.

Full Year 2012 Results

Total revenue for 2012 was $6.1 million, compared with $14.1 million for 2011. Net loss for 2012 was $27.6 million, or ($0.70) per share, compared with net income of $11.3 million, or $0.28 per diluted share, in 2011. Non-GAAP net loss for 2012 was $22.0 million, or ($0.56) per share, excluding stock-based compensation charges of $3.8 million and intangible asset amortization charges of $1.7 million. Non-GAAP net income for 2011 was $17.6 million, or $0.44 per diluted share. Earnings per share for the full year 2012 were computed using approximately 39.2 million shares on a GAAP and non-GAAP basis.

Financial Results Webcast / Conference Call

MoSys will host a conference call and webcast with investors today at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) to discuss the fourth quarter 2012 financial results. Investors and other interested parties may access the call by dialing 1-888-396-2298 in the U.S. (1-617-847-8708 outside of the U.S.), and entering the pass code 13611660 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for two business days following the call at 1-888-286-8010 in the U.S. (1-617-801-6888 outside of the U.S.), pass code of 98125616.

Use of Non-GAAP Financial Measures

To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation and amortization of recorded intangible assets. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys’ management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because MoSys’ management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated February 1, 2013, that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the Company, including, without limitation, benefits and performance expected from use of the Company’s embedded memory and interface technologies, anticipated benefits and performance expected from the Bandwidth Engine product and the Company’s future markets and future business prospects.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

  achieving additional design wins for the Bandwidth Engine IC;
  commencing volume shipments of Bandwidth Engine ICs;
  our ability to enhance our existing proprietary technologies and develop new technologies;
  achieving necessary acceptance of our IC architecture and interface protocols by potential customers and their suppliers;
  difficulties and delays in the development, production, testing and marketing of our ICs;
  reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
  availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
  our lack of recent experience as a fabless semiconductor company making and selling proprietary ICs;
  level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
  vigor and growth of markets served by our customers and our operations; and

other risks identified in the Company’s most recent reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is an IP-rich fabless semiconductor company that provides high performance solutions for fast, intelligent data access in network and communications systems. Engineered and built for high-reliability carrier and enterprise applications, MoSys' products are breaking bandwidth barriers™ in data processing to allow for faster packet access and analysis, expanded user capacity and new capabilities required by the expanding global infrastructure. MoSys' Bandwidth Engine® family of ICs combines the company's patented 1T-SRAM® high-density, embedded memory and high-speed, 10 Gigabits per second serial interface with its intelligent access technology and a highly efficient GigaChip™ Interface transport protocol to eliminate bottlenecks in high-speed data access. MoSys is headquartered in Santa Clara, California, and more information is available at http://www.mosys.com.

MoSys, 1T-SRAM and Bandwidth Engine are registered trademarks of MoSys, Inc. in the US and/or other countries. Breaking Bandwidth Barriers, GigaChip and the MoSys logo are trademarks of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

(Financial Tables to Follow)

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net Revenue
Licensing and other	$227	$2,668	$1,340	$5,987
Royalty	1,368	2,501	4,742	8,120
Total net revenue	1,595	5,169	6,082	14,107

Cost of Net Revenue
Licensing and other	45	1,780	334	3,295
Total cost of net revenue	45	1,780	334	3,295

Gross Profit	1,550	3,389	5,748	10,812

Operating Expenses
Research and development	7,260	6,847	28,480	26,216
Selling, general and administrative	2,126	2,286	8,218	8,869
Gain on sale of assets	-	(35,611)	(3,291)	(35,611)
Total operating expenses	9,386	(26,478)	33,407	(526)

Income (loss) from operations	(7,836)	29,867	(27,659)	11,338

Other income, net	34	162	155	206
Income (loss) before income taxes	(7,802)	30,029	(27,504)	11,544

Income tax provision (benefit)	(29)	229	110	288

Net income (loss)	$(7,773)	$29,800	$(27,614)	$11,256

Net income (loss) per share
Basic	($0.19)	$0.78	($0.70)	$0.30
Diluted	($0.19)	$0.75	($0.70)	$0.28

Shares used in computing net income (loss) per share
Basic	39,958	38,353	39,176	37,861
Diluted	39,958	39,765	39,176	40,377

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31,	December 31,
	2012	2011

Assets
Current assets:
Cash, cash equivalents and investments	$33,327	$49,438
Accounts receivable, net	287	969
Prepaid expenses and other assets	1,362	1,596
Total current assets	34,976	52,003

Long-term investments	7,383	8,537
Property and equipment, net	1,238	1,382
Goodwill	23,134	23,134
Intangible assets, net	2,654	4,400
Other assets	149	181
Total assets	$69,534	$89,637

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$393	$336
Accrued expenses and other liabilities	3,947	2,779
Deferred revenue	481	920
Total current liabilities	4,821	4,035

Long-term liabilities	171	109

Stockholders' equity	64,542	85,493

Total liabilities and stockholders’ equity	$69,534	$89,637

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Income (Loss) and Net Income (Loss) Per Share
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

GAAP net income (loss)	$(7,773)	$29,800	$(27,614)	$11,256
Stock-based compensation expense
- Cost of net revenue	4	270	53	407
- Research and development	590	586	2,694	1,961
- Selling, general and administrative	226	436	1,064	1,398
Total stock-based compensation expense	820	1,292	3,811	3,766

Amortization of intangible assets	250	654	1,746	2,618

Non-GAAP net income (loss)	$(6,703)	$31,746	$(22,057)	$17,640

GAAP net income (loss) per share - diluted	$(0.19)	$0.75	$(0.70)	$0.28
Reconciling items
- Stock-based compensation expense	0.01	0.03	0.10	0.10
- Amortization of intangible assets	0.01	0.02	0.04	0.06

Non-GAAP net income (loss) per share: diluted	$(0.17)	$0.80	$(0.56)	$0.44

Shares used in computing non-GAAP net income (loss) per share
Basic	39,958	38,353	39,176	37,861
Diluted	39,958	39,765	39,176	40,377

CONTACT:
MoSys, Inc.
Jim Sullivan, CFO, +1-408-418-7500
jsullivan@mosys.com
or
Shelton Group, Investor Relations
Beverly Twing, +1-972-239-5119 ext. 126
Sr. Acct. Manager
btwing@sheltongroup.com